Exhibit 99.1

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2PPr400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING AND PNG ACQUISITION COMPANY INC.
TERMINATE MERGER AGREEMENT

PENN NATIONAL TO RECEIVE $1.475 BILLION IN CASH, STRUCTURED AS
$225 MILLION TERMINATION FEE AND $1.25 BILLION SEVEN YEAR,
ZERO COUPON, REDEEMABLE PREFERRED EQUITY INVESTMENT

     - Penn National Gaming Board Authorizes $200 Million
Common Stock Repurchase Program -

- Penn National Gaming Initiates 2008 Financial Guidance -

- Fortress Investment Group Chairman and CEO, Wesley R. Edens,
to be Appointed to Penn National Gaming Board of Directors -

Wyomissing, Penn., (July 3, 2008) -- Penn National Gaming, Inc. (Nasdaq: PENN) (“the Company”) announced today it has entered into an agreement with PNG Acquisition Company Inc., an entity indirectly owned by certain funds managed by affiliates of Fortress Investment Group LLC (NYSE: FIG) (“Fortress”) and Centerbridge Partners, L.P. (“Centerbridge”), to terminate the proposed merger agreement whereby Penn National Gaming was to be acquired by PNG Acquisition Company for $67.00 per share. In connection with the termination of the merger agreement, Penn National Gaming will receive $1.475 billion, which will consist of a $225 million cash termination fee and the purchase of $1.25 billion of Penn National Gaming’s redeemable preferred equity due 2015, by affiliates of Fortress, affiliates of Centerbridge, affiliates of Wachovia, and affiliates of Deutsche Bank (collectively “Equity Purchasers”).

Based on discussions between Penn National Gaming and PNG Acquisition Company, it became apparent to Penn National Gaming and its Board of Directors that the proposed merger transaction would not be completed without significant and lengthy litigation which is inherently unpredictable. Further, it also became apparent to the Company and its Board that a re-negotiated, reduced purchase price was not a viable option.

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Penn National Gaming, 7/3/08                                                                                                                     page 2

The management and Board of Directors of Penn National Gaming concluded that the likelihood of successfully navigating the remaining regulatory approvals, credit facility conditions for funding and likely litigation required to complete these tasks was highly uncertain. Accordingly, Penn National Gaming, in consultation with external legal and financial advisors, determined that terminating the agreement under the aforementioned terms brings the most certain value to Penn National Gaming shareholders given current economic conditions, the state of the capital markets and the gaming industry outlook.

The economics for Penn National Gaming of the agreements relating to the termination of the merger agreement and the equity purchase are as follows:
§ The Company receives a $225 million termination fee; and,
§ The Company receives an aggregate of $1.25 billion in connection with a sale of redeemable preferred stock to Fortress and Centerbridge (including $45 million of such amount to be purchased by Deutsche Bank and Wachovia, entities which had originally agreed to make indirect minority co-investments in the Company if the merger had closed) under the following terms:
• The preferred equity does not have a yield associated with it;
• To the extent the Company pays a dividend, the preferred equity holders will also receive a dividend on a pro rata, fully converted basis;
• The preferred equity will remain outstanding until its maturity in June 2015, unless there is a change in control transaction involving payments of cash or property to all holders of common stock;
• At maturity, Penn National Gaming will redeem the outstanding redeemable preferred equity for, at the Company’s election, cash, common stock or any combination in an amount based on the trading price of the Company’s common stock at such time:
- If the Company elects to redeem the preferred equity with common shares at maturity, the Company would issue between 18.7 million shares and 27.8 million shares of its common stock if Penn National Gaming shares are trading between $67 per share and
$45 per share, with no further adjustments if the common shares are trading above or below such range. The Company also has the option to pay cash based on the as converted value.
• The preferred equity has no voting rights (other than in regard to adverse changes to the rights and privileges of the preferred equity or certain business combination transactions);
• The Equity Purchasers have agreed to a broad standstill and voting agreement which expires in certain circumstances.
§ Penn National Gaming has agreed to register the redeemable preferred equity with the Securities and Exchange Commission to allow the security to be publicly traded and has provided certain of the purchasers with preemptive rights.

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Penn National Gaming, 7/3/08                                                                                                                     page 3

Penn National Gaming will receive, from a combination of PNG Acquisition Company, Deutsche Bank and Wachovia, the $1.475 billion payment as follows:
§ $700 million as a non-refundable deposit to be wired to Penn National Gaming on July 3, 2008;
§ $775 million to the escrow agent by July 18, 2008 with funds released to Penn National Gaming upon the issuance of the Series B Redeemable Preferred in accordance with the terms of the stock purchase agreement, including customary regulatory approvals.

The foregoing is a summary of which is qualified in its entirety by definitive agreements among the parties that will be filed by Penn National Gaming with the Securities and Exchange Commission on Form 8-K.

Upon receipt of the initial $700 million, all of the parties to the proposed merger transactions and equity and debt financing arrangements entered into mutual releases of liability with respect to these matters. In the event the conditions to this stock purchase agreement are not satisfied, the Company is entitled to retain the initial $700 million payment and no equity will be issued to Equity Purchasers.

Penn National Gaming intends to use the net proceeds from the investment and the after tax proceeds from the termination fee to repay existing debt, to acquire or develop pari-mutuel and gaming facilities and for such other uses as may be authorized from time to time by the Board of Directors, including repurchases of its common stock. As of May 31, 2008 Penn National Gaming had outstanding debt of approximately $2.97 billion.

Penn National’s Board of Directors has authorized the repurchase of up to $200 million of the Company’s common stock over the next 24 months. Purchases may be made from time to time in the open market or in privately negotiated transactions in accordance with applicable securities laws. The actual number of shares to be purchased will depend upon market conditions. All shares purchased will be held in the Company’s treasury for possible future use. As of June 30, 2008, the Company had approximately 86.9 million shares issued and outstanding.

Peter M. Carlino, Chief Executive Officer of Penn National commented, “We are extremely disappointed that the Company’s shareholders will not receive the $67 per share merger consideration. Our decision to enter into the agreements announced today follows a thorough evaluation of a wide range of alternatives for consummating the transaction. The prospect of employing litigation to enforce performance of the merger agreement would inherently expose the Company to the significant risk related to a protracted legal process. We may be in the gaming business, but we would never gamble the Company’s future and our shareholders’ best interest in this or any other circumstance.

“This transaction represents the Company’s best alternative to the uncertainty of litigation and delivers immediate tangible and material value to our stockholders. Importantly, we are confident that we can very effectively deploy this capital to generate significant value for our stockholders

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Penn National Gaming, 7/3/08                                                                                                                     page 4

based on our well established track record of delivering long-term growth through a focus on return on investment and disciplined financial and risk management. In this regard, we believe the substantial capital infusion will enable Penn National to be aggressively opportunistic at a time when gaming industry valuations appear very attractive. Our ability to structure and integrate accretive, strategic acquisitions has been an important driver of Penn National’s long-term financial growth and any such future activity would complement our current operations -- including our recently opened facilities in Pennsylvania and Maine -- and staggered pipeline of announced development projects including those in Indiana and Kansas. Finally, we are initiating guidance today for 2008 EBITDA of approximately $682 million and believe that this metric should be considered in conjunction with the considerable economic value of the settlement and our 14 year track record of creating value for shareholders to determine an appropriate value for Penn National Gaming’s assets, operations and growth prospects.”

Financial Guidance
The table below sets forth guidance targets for financial results for the 2008 second and third quarters and full year, based on the following assumptions:

§	The 3% horse racing tax surcharge in Illinois that expired May 25, 2007 will not be renewed;
§	Depreciation and amortization charges in 2008 of $171.5 million with $42.2 million being incurred in the second quarter of 2008 and $44.3 million projected to be incurred in the third quarter of 2008. The increases over 2007 levels are primarily attributable to the permanent
Hollywood Casino at Penn National Race Course facility which opened in the first quarter of
2008;
§	The proposed Woodlands racing facility in Kansas City, Kansas will not open in 2008;
§	No slot revenue impact at Hollywood Casino at Penn National Race Course from the
Pennsylvania smoking ban which initially restricts smoking to no more than 25% of the gaming floor but allows for increases for up to 50% of the gaming floor to be non smoking;
§	The agreement with regard to the increased admission tax at Hollywood Casino Baton Rouge does not take effect until January 1, 2009;
§	The permanent facility for Hollywood Slots in Bangor Maine on July 1, 2008 with the hotel opening in phases over the third quarter;
§	Pre-opening costs at Hollywood Casino at Penn National Race Course of $4.6 million for 2008 with the full cost incurred in the first quarter of 2008. In 2007 the Company recorded $6.8 million of pre-opening costs related to Hollywood Casino at Penn National Race Course with
$0.2 million incurred in the first quarter, $0.5 million incurred in the second quarter, $1.0 million incurred in the third quarter and $5.1 million incurred in the fourth quarter;
§	Pre-opening costs at Hollywood Bangor of $1.9 million for 2008 with $0.3 million of the cost incurred in the first quarter of 2008, $1.3 million of the cost incurred in the second quarter of
2008, and $0.3 million of the cost to be incurred in the third quarter of 2008. There were no pre-opening costs incurred for Hollywood Bangor in 2007;
§	Pre-opening expenses are included in the EBITDA guidance in the table below;

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Penn National Gaming, 7/3/08                                                                                                                     page 5

Financial Guidance (continued)
§	A loss on disposal of assets of $1.1 million in 2008 with $0.1 million of the cost incurred in the first quarter of 2008, $0.1 million of the cost incurred in the second quarter of 2008, and $0.2 million of the cost incurred in the third quarter of 2008. In 2007, the Company recorded a loss on disposal of assets of $1.6 million with $0.9 million of the cost incurred in the first quarter of
2007, $0.1 million of the cost incurred in the second quarter of 2007 and $0.3 million of the cost incurred in the third quarter of 2007;
§	Estimated non-cash stock compensation expenses of $23.2 million for 2008 with $4.1 million recorded in the first quarter of 2008, $5.5 million incurred in the second quarter of 2008 and
$6.8 million incurred in the third quarter of 2008. In 2007, the Company recorded non-cash stock compensation expenses of $25.5 million with $6.6 million of the cost incurred in the first quarter of 2007, $6.3 million of the cost incurred in the second quarter of 2007 and $6.3 million of the cost incurred in the third quarter of 2007;
§	Includes a $4.0 million one-time charge at corporate in the second quarter of 2008;
§	Does not include any charges or proceeds related to the termination of the merger and the related settlement and investment arrangements; and,
§	There will be no material changes in economic conditions, applicable legislation or regulation, world events, weather, or other circumstances beyond our control that may adversely affect the
Company’s results of operations.

(in millions, except per share data)
	Q2 '08	Q2 '07	Q3 '08	Q3 '07	FY 2008	FY 2007
	GUIDANCE	ACTUAL	GUIDANCE	ACTUAL	GUIDANCE	ACTUAL
Net revenues	$ 621.8	$ 625.2	$ 657.4	$ 629.5	$ 2,538.8	$ 2,436.8
EBITDA (1)	$ 161.8	$ 172.8	$ 181.8	$ 177.6	$ 682.3	$ 672.7
Income from operations	$ 114.1	$ 128.4	$ 130.5	$ 133.9	$ 487.2	$ 497.8

(1) EBITDA is income from operations excluding charges for stock compensation, depreciation and amortization, gain or loss on disposal of assets, and is inclusive of earnings from joint venture.

The Company expects to provide net income and earnings per share guidance with its second quarter earnings announcement, which will be issued in late July.

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Penn National Gaming, 7/3/08                                                                                                                     page 6

Development and Expansion Projects
The table below outlines Penn National Gaming’s current pipeline of new or expanded facilities:

			Amount
			Expended
	New	Planned	through	Expected
	Gaming	Total	March 31,	Opening
Project/Scope	Positions	Budget	2008	Date

		(in millions)

Hollywood Casino at Penn National (PA) - An
integrated racing and gaming facility. Budget included a
$50 million license fee and the purchase of an initial
2,000 slot machines (with the building size sufficient to	2,000	$310	$313	Opened February 2008
add 1,000 additional machines), a 2,500 space parking
garage and several restaurants.

Hollywood Slots at Bangor (ME) - A permanent
facility featuring a 1,500 slot facility (1,000 slot machines
at opening), a 152-room hotel, 1,500 space parking	525	$139	$81	Opened July 2008
garage and several restaurants.

Charles Town (WV) - A 153-room, on-site hotel.	N/A	$21	$9	Third quarter 2008

Hollywood Casino at Penn National (PA) –
Expansion of property consisting of a buffet, specialty	237	$16	$0	Fourth quarter 2008
restaurant and 237 slot machines.

Argosy Casino Lawrenceburg (IN) - New two-level
270,000 square foot gaming barge, an additional 1,500
space parking garage and road and infrastructure				Parking facility opened
improvements. The gaming barge will allow 4,000	1,500	$328	$127	May 2008
positions on one level, and another 400 positions will be
added to the second level, along with restaurants and				Gaming facility - Third quarter
other amenities on the gaming barge.				2009

Empress Joliet (IL) – Upgrades to gaming vessel,
food and beverage offerings and VIP amenities.	N/A	$50	$0	Third quarter 2009

Zia Park/Black Gold Casino (NM) – 153 room,	N/A	$30	$0	Third quarter 2010
attached hotel.

Board Appointment
In connection with the investment described above, Fortress Investment Group’s Chairman and Chief Executive Officer, Wesley Robert Edens, 46, will be appointed to Penn National Gaming’s Board of Directors, subject to customary gaming approvals. As a result, Penn National Gaming’s Board of Directors is expected to be expanded to seven members.

Conference Call/Webcast
Management of Penn National Gaming will be hosting a conference call and simultaneous webcast today, July 3 at 10:00 a.m. ET, both of which are open to the general public. The conference call number is 212/231-6006; please call five minutes in advance to ensure that you are connected prior to the presentation. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.pngaming.com; please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed until August 2, by dialing 800/633-8284 or 402/977-9140 (international callers). The access code for the replay is 21387924. A replay of the call can also be accessed for thirty days on the Internet via at www.pngaming.com.

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Penn National Gaming, 7/3/08                                                                                                                     page 7

About Penn National Gaming
Penn National Gaming owns and operates gaming and racing facilities with a focus on slot machine entertainment. The Company presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario. In aggregate, Penn National’s operated facilities feature over 25,400 slot machines, approximately 400 table games, over 1,880 hotel rooms and more than 930,000 square feet of gaming floor space.

Forward-looking Statements
This press release contains forward-looking statements, including statements addressing 2008 guidance and the use of the termination fee and investment proceeds, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary materially from expectations. Penn National Gaming describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and the November 2, 2007 proxy statement. Meaningful factors which could cause actual results to differ from expectations described in this press release include, but are not limited to, the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in the jurisdictions in which we do business; the activities of our competitors; increases in our effective rate of taxation at any of our properties or at the corporate level; delays or changes to, or cancellations of, planned capital projects at our gaming and pari-mutuel facilities or an inability to achieve the expected returns from such projects; the existence of attractive acquisition candidates and the costs and risks involved in the pursuit of those acquisitions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; our dependence on key personnel; that the conditions to closing the stock purchase agreement are not satisfied; the outcome of any legal proceedings that may be instituted against the Company; the effects of local and national economic, credit and capital market and energy conditions on the economy in general, and on the gaming and lodging industries in particular; construction factors, including delays, increased costs for labor and materials; changes in accounting standards, third-party relations and approvals; the impact of terrorism and other international hostilities and the availability and cost of financing and other factors as discussed in the Company’s filings with the United States Securities and Exchange Commission. Furthermore, the Company does not intend to update publicly any forward-looking statements except as required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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